Exhibit 10.2

November 4, 2015

[name of director]
[address of director]
[city, state, zip]

Dear [name of director]:

The December 13, 2007 Endorsement Split Dollar Agreement you entered into with Southcoast Financial Corporation uses defined terms contained in a separate Director Retirement Agreement, an agreement we planned to enter into at the time but that we ultimately never entered into.  As a result, the Endorsement Split Dollar Agreement uses some defined terms that are not defined, for example the term “Change in Control” and the term “Separation from Service.”  In addition, the Endorsement Split Dollar Agreement states that your beneficiary is entitled to a benefit at your death, but the agreement does not state a payment date.

Our goal is to correct those deficiencies by this letter agreement.  If you sign this letter agreement in the space below and return the signed letter to Southcoast, this letter agreement will constitute an amendment of the December 13, 2007 Endorsement Split Dollar Agreement.

The specified deficiencies can be corrected by revising section 2.2, which states the terms on which a death benefit is payable to your designated beneficiary.  We are revising section 2.2 by stating a payment date in paragraph (a) and clarifying that the agreement survives termination and attainment of age 70 if a change in control first occurs, adding a new paragraph (b) to define the term “Change in Control,” and adding a paragraph (c) to define the term “Separation from Service.”  As amended by this letter agreement amendment, section 2.2 provides in its entirety as follows:

2.2           Death Benefit.  (a) Provided the Director’s death occurs (x) before the earlier of the date of the Director’s Separation from Service or the date on which the Director attains age 70 or (y) after a Change in Control that occurs before the Director’s Separation from Service and before the Director attains age 70, at the Director’s death the Director’s beneficiary designated in accordance with the Split Dollar Policy Endorsement is entitled to the lesser of (x) $250,000 or (y) 100% of the Net Death Proceeds (the “Director’s Interest”).  Unless a Change in Control occurs before the Director’s Separation from Service and before the Director attains age 70, the Director’s Interest is extinguished at the earlier of the date of the Director’s Separation from Service or the date on which the Director attains age 70 and the Director’s beneficiary is entitled to no benefits under this Agreement for the Director’s death occurring thereafter.  If a Change in Control occurs before the Director’s Separation from Service and before the Director attains age 70, at the Director’s death the Director’s beneficiary designated in accordance with the Split Dollar Policy Endorsement is entitled to the Director’s Interest whether the Director dies before or after Separation from Service or attainment of age 70.  The Director has the right to designate the beneficiary of the Director’s Interest.  Payment of the benefit to which the designated beneficiary is entitled by this section 2.2 will be made by the Insurer to the designated beneficiary within 90 days after the Director’s death.

(b)           For purposes of this Agreement the term “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, applying the percentage threshold specified in each of clauses (x), (y), and (z) of this section 2.2(b) or the related percentage threshold specified in section 409A and rules, regulations, and guidance of general application thereunder, whichever is greater –

[name of director]
                                        , 2015

                (x)           Change in ownership: a change in ownership occurs on the date any one person or group accumulates ownership of Southcoast stock constituting more than 50% of the total fair market value or total voting power of Southcoast stock,

(y)           Change in effective control: (1) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of Southcoast stock possessing 30% or more of the total voting power of Southcoast stock, or (2) a majority of Southcoast’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Southcoast’s board of directors, or

(z)           Change in ownership of a substantial portion of assets: a change in the ownership of a substantial portion of Southcoast’s assets occurs if in a 12-month period any one person, or more than one person acting as a group, acquires from Southcoast assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of Southcoast immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of Southcoast’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(c)           For purposes of this Agreement the term “Separation from Service” means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, other than because of the Director’s death.

The revised section 2.2 makes no change whatsoever in the terms on which your designated beneficiary may be entitled to a benefit at your death.

We propose to make a corresponding change in section 8.1, eliminating reference to a Director Retirement Agreement that ultimately was not entered into.  As amended by this letter agreement amendment, section 8.1 provides in its entirety as follows:

8.1           Amendment and Termination of Agreement.  This Agreement may be amended or terminated solely by a written agreement signed by Southcoast and the Director.  However, this Agreement terminates upon the first to occur of (x) distribution of the death benefit proceeds in accordance with section 2.2 above, or (y) the date of the Director’s Separation from Service (except that this Agreement will not terminate if a Change in Control occurs before the Director’s Separation from Service and before the Director attains age 70), or (z) the Director attaining age 70 (except that this Agreement will not terminate if a Change in Control occurs before the Director’s Separation from Service and before the Director attains age 70).

Please signify your agreement to these revisions by signing and dating this letter agreement amendment in the spaces provided and returning it to the undersigned.  Please keep a copy for your records as well.

Sincerely,

L. Wayne Pearson
Chairman and Chief Executive Officer

[name of director]
                                        , 2015

By signing below I agree to the changes
in this letter agreement amendment
as of  , 2015

__________________________________
[name of director]